Exhibit 99.1

ISSUER DIRECT CORPORATION

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (“Award Agreement”) is made and entered into this 2nd day of April 2012 by and between Issuer Direct Corporation (the “Company”) and ______________ (the “Grantee”) to document the issuance of restricted stock (the “Shares”) to the Grantee, on the terms and conditions set forth herein.

1.	Award Information:

Date of Issuance	April 2, 2012
No. of Shares	20,000

2.
Shares of Stock Subject to Award. The Award is granted by the Board of Directors of the Company with respect to the authorized but unissued shares of common stock of the Company.  The Shares shall not be deemed to be issued under the terms of the Company’s 2010 Equity Incentive Plan.

3.	Vesting Schedule. The Shares shall be Vested based on the Grantee’s continued employment and nonforfeitable in accordance with the terms of the Vesting Schedule below:

Date	Total # Vested
July 2, 2012	2,500
October 2, 2012	5,000
January 2, 2013	7,500
April 2, 2013	10,000
July 2, 2013	12,500
October 2, 2013	15,000
January 2, 2014	17,500
April 2, 2014	20,000

4.
Restricted Securities. The Grantee acknowledges and agrees that the Shares are and will be “restricted securities”, as that term is defined under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) and may not be sold or otherwise transferred unless (i) the Shares have been registered with the Securities and Exchange Commission or (ii) in the opinion of counsel reasonably satisfactory to the Company an exemption from the registration requirements under the Securities Act is available.  If deemed to be an “affiliate” of the Company as that term is defined in the Securities Act, the Grantee acknowledges and agrees that it will comply with any and all additional resale restrictions, including, but not limited to, manner of sale and volume limitations.

5.	Adjustment Upon Changes in Capitalization or Merger.

(a)           Recapitalization and Restructuring.  If, through or as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of common stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made to the number of Shares underlying this Award.

(b)           Change of Control.  In the event of a consolidation or merger in which the Company is not the surviving corporation, or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, all Shares which have not yet vested shall become Vested immediately prior to the consummation of such transaction.

6.
Not Employment Contract.  Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of the Company (or any subsidiary or parent) or shall interfere with or restrict in any way the rights of the Company (or any subsidiary or parent), which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.  This is not an employment contract.

7.
Income Tax Withholding.  Grantee authorizes the Company to report income and to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by Federal, state or local laws as a result of the exercise of this grant.  Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the exercise of this grant, Grantee agrees to pay the Company the amount of any such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Grantee is an Employee or service provider of the Company at that time.

8.	Miscellaneous Provisions.

(a)           Rights as a Stockholder.  Grantee shall have the rights and privileges of a stockholder as to such Shares, including the right to vote such Shares, except that the following restrictions shall apply: (i) with respect to each Share, the Grantee shall not be entitled to delivery of an unlegended certificate until Vested, and the satisfaction of any other conditions prescribed by the Board of Directors, relating to such Share; (ii) with respect to each Share, such share may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until Vested, and the satisfaction of any other conditions prescribed by the Board of Directors, relating to such Share and (iii) all of the Shares as to which restrictions have not at the time lapsed shall be forfeited and all rights of the Grantee to such Shares shall terminate without further obligation on the part of the Company.  Upon the forfeiture of any Shares, such forfeited shares shall be transferred to the Company without further action by the Grantee.  At the discretion of the Board of Directors, cash and stock dividends with respect to the Shares may be either currently paid or withheld by the Company for the Grantee’s account, and interest may be paid on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Board of Directors.

(b)           Confidentiality.  Grantee agrees and acknowledges that the terms and conditions of this Agreement, including without limitation the number of Shares for which grants have been granted, are confidential.  Grantee agrees that he will not disclose these terms and conditions to any third party, except to Grantee’s financial or legal advisors, tax preparer or family members, unless such disclosure is required by law.

(c)           Governing Law.  This Agreement and the rights and duties of the parties hereunder shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

(d)           Entire Agreement.  This Agreement together with those documents that are referenced in this Agreement, are intended to be the final, complete, and exclusive statement of the terms of the agreement between Grantee and the Company with regard to the subject matter of this Agreement.  This Agreement supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter.  This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Restricted Stock Award Agreement; in the case of the Company by its duly authorized officer, as of the date and year first written above.

ISSUER DIRECT CORPORATION		GRANTEE

By:		By:
(signature)

Its: